GOOD TIMES RESTAURANTS

SITE SELECTION, CONSTRUCTION MANAGEMENT AND PRE-OPENING SERVICES AGREEMENT

BETWEEN

zen partners llc

AND

Good Times Drive Thru, Inc.

December 3, 2007

142676.4

GOOD TIMES RESTAURANTS

SITE SELECTION, CONSTRUCTION MANAGEMENT AND PRE-OPENING SERVICES AGREEMENT

TABLE OF CONTENTS

                                                                                                                                                  Page

1......... DEFINITIONS AND EXHIBITS. 1

1.1       Definitions.                                                                                                                 1

1.2       Exhibits.                                                                                                                     5

2......... SERVICES. 6

2.1       Engagement of Consultant                                                                                           6

2.2       Site Selection Services.                                                                                                6

2.3       Pre-Opening Services.                                                                                                 6

2.4       Site Visits.                                                                                                                   6

2.5       Inspections.                                                                                                                 6

2.6       Use of Affiliates by Consultant                                                                                     7

2.7       Term..                                                                                                                         7

3......... FEES AND EXPENSES.                                                                                                       7

3.1       Services Fee.                                                                                                                7

3.2       Reimbursable Expenses.                                                                                                7

3.3       Accrual after Opening Date.                                                                                          7

3.4       Interest                                                                                                                         7

3.5       Payment of Fees and Expenses.                                                                                     8

3.6       Application of Payments.                                                                                               8

3.7       Taxes.                                                                                                                          8

4......... SITE SELECTION.. 9

4.1       Presentation and Approval of Sites.                                                                                9

4.2       Rejected Sites.                                                                                                              9

4.3       Acquisition or Lease of Sites.                                                                                         9

4.4       Lease Guaranties.                                                                                                          9

4.5       Sale Leaseback of Sites.                                                                                             10

4.6       Acknowledgement Regarding Sites.                                                                             10

5......... BUDGETS, PLANS AND SPECIFICATIONS.                                                                  10

5.1       Budgets.                                                                                                                     10

5.2       Delivery of Plans and Specifications to Consultant                                                         10

5.3       Review of Plans and Specifications.                                                                              11

5.4       Changes to Plans and Specifications After Approval by Consultant                                 11

5.5       Compliance with Brand and Management Standards.                                                     11

5.6       Compliance with Fire and Life Safety Requirements.                                                     12

6......... DEVELOPMENT AND CONSTRUCTION OF THE PROJECT..                                   12

6.1       Owner's Development and Construction Team.                                                             12

6.2       Commencement and Completion of the Project                                                              13

6.3       Monthly Reports and Information.                                                                                 13

- i -

7......... PROPRIETARY RIGHTS.                                                                                                          14

8......... CONFIDENTIALITY..                                                                                                                14

9......... ASSIGNMENTS.                                                                                                                          14

9.1       Assignment by Consultant                                                                                                     14

9.2       Assignment by Owner                                                                                                          15

10....... INSURANCE AND INDEMNIFICATION..                                                                               15

10.1     Insurance.                                                                                                                            15

10.2     Indemnification.                                                                                                                    15

11....... DEFAULTS AND TERMINATIONS.                                                                                         16

11.1     Event of Default                                                                                                                   16

11.2     Remedies for Event of Default                                                                                              17

11.3     Cross-Termination with Other Agreements.                                                                           17

11.4     Actions To Be Taken on Termination.                                                                                   17

12....... DISPUTE RESOLUTION..                                                                                                          18

12.1     Alternative Dispute Resolution.                                                                                              18

12.2     Prevailing Party's Expenses.                                                                                                  20

12.3     Jurisdiction and Venue.                                                                                                          20

12.4     WAIVERS.                                                                                                                          20

12.5     Survival and Severance.                                                                                                         21

13....... REPRESENTATIONS AND WARRANTIES.                                                                              22

13.1     Consultant's Representations and Warranties.                                                                          22

13.2     Owner's Representations and Warranties.                                                                               22

13.3     OWNER'S ACKNOWLEDGEMENTS.                                                                                 22

14....... GENERAL PROVISIONS.                                                                                                             23

14.1     Governing Law..                                                                                                                     23

14.2     Construction of this Agreement                                                                                                23

14.3     LIMITATION ON CONSULTANT'S DUTIES AND OBLIGATIONS.                                  24

14.4     Waivers.                                                                                                                                 25

14.5     Notices.                                                                                                                                  25

14.6     Owner's Representative.                                                                                                          26

14.7     Further Assurances.                                                                                                                 26

14.8     Relationship of the Parties.                                                                                                        26

14.9     Force Majeure.                                                                                                                         26

14.10   Execution of Agreement                                                                                                            27

LIST OF EXHIBITS

EXHIBIT A -     DESCRIPTION OF PROJECT; SERVICES FEES

EXHIBIT B   -     PRE-OPENING SERVICES

EXHIBIT C   -     PROJECT SCOPE AND COST

EXHIBIT D  -     INSURANCE

EXHIBIT E   -     FIRE AND LIFE SAFETY CERTIFICATION

 - ii -

SITE SELECTION, CONSTRUCTION MANAGEMENT AND PRE-OPENING SERVICES AGREEMENT

This Site Selection, Construction Management and Pre-Opening Services Agreement (this "Agreement") is entered into as of the Effective Date, between Zen Partners LLC, a Virginia limited liability company ("Owner"), and Good Times Drive Thru, Inc., a Colorado corporation ("Consultant"). Owner and Consultant are sometimes referred to collectively in this Agreement as the "Parties" and individually as a "Party."

RECITALS

A.                 Owner has entered into an agreement with Consultant (the "Development Agreement"), pursuant to which Owner intends to acquire or lease certain real property located in the areas, as more fully described in Exhibit A to the Development Agreement (the "Development Area"), on which site Owner intends to develop and build GOOD TIMES Burgers & Frozen Custard® Restaurants (the "Restaurants") and certain other improvements, FF&E, signage, common areas and parking and other facilities and amenities related thereto. (Each Restaurant and all other improvements to be developed on a Premise for each Restaurant are referred to as the "Project").

B.                 Consultant is experienced in the planning, designing, equipping, decorating and furnishing of Restaurants and related facilities and amenities, and in advising third parties in connection with such activities.

C.                 Owner desires to engage Consultant as an independent contractor to assist Owner in the planning, designing, equipping, decorating and furnishing of each Project, and Consultant desires to perform such services, subject to the terms in this Agreement.

D.                 Owner and Consultant or an Affiliate of Consultant ("Manager") have entered or intend to enter into either a management agreement (the "Management Agreement") pursuant to which Manager will operate Restaurants on behalf of Owner or a franchise agreement (the "Franchise Agreement") pursuant to which Owner will operate Restaurants on its own behalf upon completion of a Project and the opening of a Restaurant.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals, promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree:

1.                  DEFINITIONS AND EXHIBITS

1.1              Definitions.

All capitalized terms used without definition in this Agreement shall have the following meanings, and if not defined in below shall have the meanings assign to such terms in the Management Agreement or Franchise Agreement.

site selection & construction management agreement        1

142676.4

Affiliate - any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the referenced Party or other Person. For purposes hereof, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by agreement, or otherwise.

Agreement - this Site Selection, Construction Management and Pre-Opening Services Agreement between Owner and Consultant, including all Exhibits thereto, and all amendments and modifications entered into between Owner and Consultant.

Applicable Laws - all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local governmental authority, board of fire underwriters and similar quasi-Governmental Authority, including any legal requirements under any Approvals, and (b) judgments, injunctions, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority, in effect at the time in question and in each case to the extent the Project or Person in question is subject to the same. Without limiting the generality of the foregoing, references to Applicable Laws shall include any of the matters described in clause (a) or (b) above relating to employees, zoning, building, health, safety and environmental matters and accessibility of public facilities.

Approved Plans and Specifications - the final plans and specifications, as approved by Consultant, in accordance with Section 4 for each Restaurant.

Arbitration Tribunal - as defined in Section 12.1.4.

Arbitrator(s) - as defined in Section 12.1.5.

Brand - the Good Times Burgers & Frozen Custard®  brand.

Candidate - as defined in Section 6.1.

Claims - claims, demands, suits, criminal or civil actions or similar proceedings that might be alleged by a third party (including enforcement proceedings by any Governmental Authority) against any Indemnified Party, and all liabilities, damages, fines, penalties, costs or expenses (including reasonable attorneys fees and expenses and other reasonable costs for defense, settlement and appeal) that any Indemnified Party might incur, become responsible for, or pay out for any reason, related to this Agreement or the development or Construction of the Project.

Commencement of Construction - the commencement of pouring of the foundation for the Construction of a Project.

Confidential Information - information relating to a Party's business that derives value, actual or potential, from not being generally known to others, including any documents and information specifically designated by such Party orally or in writing as confidential or by its nature would reasonably be understood to be confidential or proprietary.

Construction - all aspects of constructing a Project, including the removal of existing improvements, grading, constructing, fixturing, equipping and finishing the improvements, landscaping and all other similar work to necessary to open a Restaurant as a Brand Restaurant in compliance with the Management Agreement or a Franchise Agreement (including any work to be completed after opening of a Restaurant as required under the Management Agreement or a Franchise Agreement, in compliance with all Brand requirements.

Construction Budgets - as defined in Exhibit B.

Consultant - as defined in the introductory paragraph.

Consultant Indemnified Parties - as defined in Section 10.2.1.

Consultant's Gross Negligence or Willful Misconduct - any gross negligence, knowingly willful misconduct, or fraud committed by Consultant or its Affiliates, or any Corporate Personnel, in the performance of Consultant's duties under this Agreement; provided, however, that (a) the acts or omissions of Restaurant Personnel shall not be imputed to Consultant or its Affiliates, or any Corporate Personnel, or otherwise deemed to constitute Consultant's Gross Negligence or Willful Misconduct, unless such acts or omissions resulted from the gross negligence, knowingly willful misconduct or fraudulent acts of the Corporate Personnel in performing the Pre-Opening Services under this Agreement, and (b) no settlement by either Party in good faith of any Claims (including Claims by Corporate Personnel) shall be deemed to create any presumption that the acts or omissions giving rise to such Claims constitute Consultant's Gross Negligence or Willful Misconduct.

Corporate Personnel - any personnel from the corporate or divisional offices of Consultant or its Affiliates who perform activities in connection with the Services provided by Consultant under this Agreement.

Deficiency List - as defined in Section 2.5.

Design Specifications - the mandatory requirements for the design, architecture and Construction of the Restaurants, as then in effect on the date which is 30 days prior to the awarding of a general contract for the Construction of each Restaurant.

Development Agreement - as defined in Recital A.

Development Area - as defined in Recital A and Exhibit A to the Development Agreement.

Effective Date - the date Consultant countersigns the Agreement, as set forth next to its signature line at the end of the Agreement.

Entity - a partnership, a corporation, a limited liability company, a Governmental Authority, a trust, an unincorporated organization or any other legal entity of any kind.

Event of Default - as defined in Section 11.1.

Facilities List - as defined in Section 2.1 of Exhibit B.

FF&E - furniture, fixtures, equipment, interior and exterior signs, as well as other improvements and personal property used in the operation of the Project.

Fire and Life Safety Certification - as defined in Section 5.6.

Fire and Life Safety Consultant - as defined in Section 5.6.1.

Force Majeure - any of the following: (a) fire or other casualty or condemnation; (b) storm, earthquake, hurricane, tornado, flood or other act of God; (c) war, act of terrorism, insurrection, rebellion, riots or other civil unrest; (d) epidemics, quarantine restrictions or other public health restrictions or advisories; (e) strikes or lockouts or other labor interruptions; (f) disruption to local, national or international transport services; (g) embargoes, lack of materials, water, power or telephone transmissions necessary for the development or Construction of the Project in accordance with this Agreement; (h) failure of any applicable Governmental Authority to issue any licenses, permits or approvals, or the suspension, termination or revocation of any material licenses, permits or approvals required for the Construction of the Project, or (h) any other event that is beyond the reasonable control of a Party.

Franchise Agreement - as defined in Recital D.

Governmental Authority - any government or political subdivision, or an agency or instrumentality thereof.

Indemnified Party - any of the Consultant Indemnified Parties or Owner Indemnified Parties who are entitled to receive indemnification pursuant to this Agreement.

Indemnifying Party - any Party obligated to indemnify an Indemnified Party pursuant to this Agreement.

Individual - a natural person, whether acting for himself or herself, or in a representative capacity.

Lease Guaranty Fee - as defined in Exhibit A.

Life Safety Report - as defined in Section 5.6.1.

Management Agreement - as defined in Recital D.

Mediation Service - as defined in Section 12.1.2.

Mediator - as defined in Section 12.1.3.

Monthly Progress Reports - as defined in Section 6.3.1.

Monthly Statements - as defined in Section 3.5.1.

Opening Date - as defined in the Management Agreement.

Management Agreement - as defined in Recital D.

Management Standard - as defined in the Management Agreement.

Manager - as defined in Recital D.

Operating Project Cost Budget - as defined in Exhibit B.

Out-of-Pocket Expenses - the reasonable out-of-pocket costs (with no mark up or profit to Consultant) actually incurred and paid by Consultant or its Affiliates in performing its services under this Agreement, including air and ground transportation, meals, lodging, taxis, gratuities, document reproduction, printing, promotional materials, stationery, postage, long-distance telephone calls and facsimiles.

Owner - as defined in the introductory paragraph.

Owner Indemnified Parties - as defined in Section 10.2.2.

Owner's Representative - as defined in Section 14.6.

Party or Parties - as defined in the introduction of this Agreement.

Person - an Individual and/or Entity, as the case may be.

Pre-Opening Period - for each Restaurant, the time period from the acquisition of a Site, by lease, purchase or otherwise to the Opening Date.

Pre-Opening Services - as defined in Section 2.3.

Project - as defined in Recital A.

Real Estate Project Cost Budget - as defined in Exhibit B.

Reimbursable Expenses - the following expenses incurred by Consultant or its Affiliates: (a) all Out-of-Pocket Expenses; (b) the per diem charge as established by Consultant or its Affiliates from time to time for personnel of Consultant or its Affiliates assigned to special projects for the Project; (c) payments made or incurred by Consultant or its Affiliates, or its or their employees to other Persons for goods and services (i) those expenses incurred in the ordinary course of business in providing the Pre-Opening Services, or (ii) as otherwise approved by Owner; and (d) all taxes, assessments, duties, levies or charges (other than Consultant's income taxes) imposed by any Governmental Authority against any reimbursements payable to Consultant under this Agreement for expenses incurred for Owner's account, including the other Reimbursable Expenses listed herein.

Restaurant - as defined in Recital A.

Review Materials - as defined in Section 5.2.2.

Sale Leaseback Fee - as defined in Exhibit A.

Sale Leaseback Transaction - as defined in Section 4.4.

Services Fee - as defined in Exhibit A.

Site - as defined in Section 2.2.

Site Selection Services - as defined in Section 2.2.

Technology Systems - as defined in the Management Agreement.

Term - as defined in Section 2.7.

Trademarks - the trademarks, trade name, service marks and copyrights, marks, logos, symbols, know-how, trade dress, slogans and all similar proprietary rights associated with the Brand or any of the System Services, including all derivations of any of the foregoing.

1.2              Exhibits.

The exhibits listed in the table of contents and attached hereto are incorporated in, and deemed to be an integral part of, this Agreement.

2.                  SERVICES

2.1              Engagement of Consultant

Subject to the terms of this Agreement, Owner hereby engages Consultant, and Consultant hereby accepts such engagement by Owner, to provide the Site Selection, Pre-Opening and Construction Management Services as set forth in this Agreement.

2.2              Site Selection Services.

During the term of this Agreement, Consultant shall (i) perform the site selection services specified in Section 4 this Agreement to identify locations for each Restaurant (a "Site"); (ii) negotiate terms and conditions for acquisition or leases of the Sites; and, (iii) provide such other services necessary for Consultant to perform the Pre-Opening Services described in Section 2.3 (collectively, the "Site Selection Services").

2.3              Pre-Opening Services

During the Pre-Opening Period for each Restaurant, Consultant shall perform the pre-opening services specified in this Agreement (including Exhibit B with respect to each Restaurant), including providing Owner with the plans and specifications, programming and operational aspects of the Project, in accordance with the terms of this Agreement (the "Pre-Opening Services").

2.4              Site Visits

Owner acknowledges and agrees that the Site Selection Services and Pre-Opening Services will be performed at Consultant's corporate headquarters, at appropriate stages in each Project. Notwithstanding the foregoing, Consultant shall (a) make such visits to the Site and/or to the offices of Owner or its architects, engineers, designers, contractors, manufacturers or other Persons involved in each Project, and (b) maintain one or more representatives on‑site throughout the Construction of the Project, as Consultant may, in its reasonable  discretion, consider necessary, appropriate or advisable to perform the Site Selection Services and Pre-Opening Services, or otherwise upon the reasonable request of Owner. Consultant's representatives shall be given reasonable access during business hours upon Consultant's prior written request to all (i) design, development and Construction meetings, (ii) financial, development and other information related to the Project and backup materials reasonably necessary for Consultant to complete its duties under this Agreement, and (iii) the Site of the Project and the Construction in process.

2.5              Inspections

Owner hereby grants to Consultant and its inspectors the right to enter the Site on which each Restaurant is being constructed, upon reasonable advance notice, at any time during business hours throughout the Construction, and access to any Persons providing goods or services for the Construction or such other work, to conduct an inspection of the Project to confirm its compliance with the Approved Plans and Specifications, the Design Specifications and the Management Standard. Owner acknowledges that Consultant may use Corporate Personnel or retain a qualified and experienced third-party inspection service, at Consultant's expense unless the need for the Consultant is a result of the lack of performance by the Owner, and not on a contingency basis, to perform any of Consultant's inspections. Owner acknowledges and agrees that (a) Consultant's inspection will be limited to ensuring that the Construction of each Restaurant complies with the Approved Plans and Specifications, the Design Specifications and the Management Standard, but shall not constitute an inspection of compliance with Applicable Laws, and (b) Owner shall be solely responsible for ensuring that each Restaurant and the Construction complies with all Applicable Laws. In addition, upon substantial completion of the Construction, Consultant shall participate in the inspection of each Restaurant with Owner's consultants and contractors, and assist Owner's architects, engineers, contractors and consultants in the preparation of a "punch list" of deficiencies requiring correction or completion (the "Deficiency List") to complete the Construction of each Restaurant. Consultant shall participate in additional inspections of each Restaurant until no items remain on the Deficiency List.

2.6              Use of Affiliates by Consultant

Owner acknowledges and agrees that in performing its obligations under this Agreement, Consultant may from time to time use the services of one or more of its Affiliates; provided, however, that (a) Consultant shall be responsible to Owner for its Affiliate's performance, and (b) Owner shall not pay more for the Affiliate's services and expenses than Consultant would have been entitled to receive under this Agreement had Consultant performed the services. If an Affiliate of Consultant performs services for or provides goods to the Project, such goods or services shall be supplied at prices and on terms at least as favorable to the Project as generally available from third parties in arms-length transactions in the relevant market and consistent with terms made available to other Brand Restaurants receiving such goods and services.

2.7              Term

This Agreement shall be for a period (the "Term") commencing on the Effective Date and expiring without notice on the Opening Date of the last Restaurant to be developed pursuant to the Development Agreement, including any extensions or renewals thereof, unless terminated earlier in accordance with the terms of this Agreement; provided, however that with respect to each Restaurant, the Consultant's obligation to provide Pre-Opening Services shall expire without notice upon the Opening Date of each Restaurant.

3.                  FEES AND EXPENSES

3.1              Services Fee

Owner shall pay to Consultant the Services Fee in accordance with this Section 3. Notwithstanding the foregoing, if the components, scope or size of any Project is changed in any material respect, or any Project schedule is extended or delayed for any significant period of time, Owner shall pay an increased Services Fee in an amount to be agreed upon by the Parties, based upon the nature and magnitude of the change, extension or delay. If the Parties are unable to agree upon such increased fee, such matter shall be submitted for resolution in accordance with Section 12.

3.2              Reimbursable Expenses

Owner shall reimburse Consultant for all Reimbursable Expenses incurred by Consultant in accordance with this Section 3.

3.3              Accrual after Opening Date

Owner acknowledges that the Services Fee and Reimbursable Expenses may be incurred or accrued after the Opening Date, in accordance with this Agreement, and Owner agrees to pay any such Services Fee and Reimbursable Expenses, whether incurred or accrued prior to, during or after the Term in accordance with this Section 3.

3.4              Interest

If any fee or other amount due by Owner to Consultant or its Affiliates or designees under this Agreement is not paid within 14 days after such payment is due, Owner shall pay, in addition to the amount due, interest equal to the lesser of (a) the daily equivalent of the prime rate published by the Wall Street Journal plus five percent (5%), or (b) the highest rate then permitted by Applicable Laws, for each day the amount is past due, which shall be compounded monthly, if permitted by Applicable Laws.

3.5              Payment of Fees and Expenses

3.5.1        Monthly Statements. Consultant shall submit to Owner a monthly statement and payment request ("Monthly Statement") including (a) a statement of all Reimbursable Expenses incurred by Consultant during the prior calendar months (accompanied by reasonable substantiation of such Reimbursable Expenses), (b) a statement of all Reimbursable Expenses anticipated to be incurred with respect to the next calendar month (accompanied by such supporting information as Owner may reasonably request), and (c)  a reconciliation of the amounts previously funded by Owner against the Reimbursable Expenses incurred or anticipated to be incurred in the next calendar month. Consultant shall provide a final accounting and statement to Owner for all Reimbursable Expenses and any other outstanding amounts that are owed to Consultant within 120 days after the Opening Date.  Any reimbursable amounts billed to Owner in such final statements which had not been previously billed to Owner shall not bear interest, provided, however, that once Owner has been notified such amounts will bear interest if not paid within 30 days as set forth pursuant to Section 3.4.

3.5.2        Due Dates. The Services Fee shall be paid to Consultant upon approval of each Site, as set forth in Section 4.1.  The Reimbursable Expenses shall be due, at Consultant's option, upon delivery to Owner of the Monthly Statements required under Section 3.5.1, or 10 days after notice to Owner.

3.5.3        No Offset. All payments by Owner under this Agreement and all related agreements between the Parties or their respective Affiliates shall be made pursuant to independent covenants, and Owner shall not set off any claim for damages or money due from Consultant or any of its Affiliates to Owner.

3.5.4        Place and Means of Payment. All fees and other amounts due to Consultant or its Affiliates under this Agreement shall be paid to Consultant in U.S. Dollars, in immediately available funds, at the location(s) specified by Consultant to Owner in writing from time to time. Consultant may require that any such payments be effected through electronic debit/credit transfer of funds programs specified by Consultant to Owner in writing from time to time, and Owner agrees to execute such documents (including independent transfer authorizations), pay such fees and costs and do such reasonable things as Consultant deems reasonably necessary to effect such transfers of funds.

3.6              Application of Payments

All payments by Owner, or Consultant on behalf of Owner, pursuant to this Agreement and all related agreements shall be applied as designated by Consultant.

3.7              Taxes

Owner shall pay to Consultant an amount equal to any sales, use, gross receipts, value added, excise or similar tax assessed against Consultant by any Governmental Authority that is calculated on continuing payments required to be paid by Owner under this Agreement, other than income or franchise taxes assessed against Consultant.

4.                  SITE SELECTION

4.1              Presentation and Approval of Sites

Consultant agrees to use its best efforts to locate and will propose to Owner Sites in the Development Area acceptable to Consultant and Manager for the operation of a Restaurant.  Owner may also designate a preference for a Site in the Development Area within which Owner would like Consultant to attempt to locate a Site for the Restaurant.  Such preference shall not be binding on Consultant, but shall serve only as an expression of the areas where Owner would prefer to open a Restaurant.  Consultant shall propose a Site based on the Management Standard relating to demographic characteristics, business patterns, traffic patterns, parking, character of neighborhood, competition from other businesses providing similar services within the area, the proximity to other businesses, the nature of other businesses in proximity to the site and other commercial characteristics, and the size, appearance, and other physical characteristics of the Site.  Owner agrees to expend such time and effort and incur such expense as may reasonably be required to inspect Sites proposed by Consultant.  Owner will, by delivery of written notice to Consultant, approve or disapprove a Site for a Restaurant proposed by Consultant for a Restaurant within fifteen (15) days of Owner's receipt of the Site report and other materials provided by Consultant.  Owner's approval may not be unreasonably withheld.

4.2              Rejected Sites

If any Site proposed by Consultant for the Construction of a Restaurant is rejected by Owner, such Site may be developed, owned and operated by Consultant, an Affiliate of Consultant or a franchisee of an Affiliate of Consultant, notwithstanding any provision of this Agreement, the Development Agreement or the Management Agreement.  If any Site proposed by Owner for the Construction of a Restaurant is rejected by Consultant, such Site shall not be developed as a Restaurant.

4.3              Acquisition or Lease of Sites

Consultant agrees to negotiate the terms of the lease, sublease or purchase of the Site.  Owner shall have the right to approve the terms of any lease, sublease, or purchase agreement for the Site and Consultant agrees to deliver a copy thereof to Owner for its approval before Owner signs any such agreement.  Owner may not unreasonably withhold Owner's approval of such terms and shall execute the lease, sublease or purchase agreement for the Site within ten (10) days after Owner's approval thereof.  Any lease, sublease or purchase agreement for the Site shall:  (1) provide for notice to Manager of, and Manager's right to cure, Owner's default under the lease; (2) allow Owner to assign Owner's interest under the lease to Manager without the lessor's consent; and (3) authorize the lessor to disclose to Manager sales information that Owner furnishes.  Owner agrees that it will not execute a lease, sublease or purchase agreement, which has, for any reason, been disapproved by Consultant.  Owner agrees that it will assign such lease or sublease to Manager as collateral security for Owner's timely performance of all covenants and obligations under the Management Agreement or Franchise Agreement and will secure the consent of the lessor or sublessor of the Site to such collateral assignment.  If Owner owns the site, upon termination of the Management Agreement and if Manager exercises its right to acquire the Restaurant, as described therein, Owner will enter into Manager's standard lease.

4.4              Lease Guaranties

Consultant or an Affiliate designated by Consultant shall guarantee the payment of Owner due under any lease or sublease for the first three (3) Sites.  If a guarantee for such lease or sublease is provided, Owner shall pay Consultant or its Affiliate the Lease Guaranty Fee.  Any lease guaranteed by Consultant or its Affiliate shall be at the then-fair market value of such lease and shall carry no premium or mark-up.  As security for any lease guaranteed by Consultant or any of its Affiliates, Owner shall grant Consultant or its Affiliate a first security interest in the FF&E of the Restaurant subject to such lease or sublease and a right to receive an assignment of the lease or sublease without the consent of the lessor of such lease and without any changes to the terms or conditions of such lease.

4.5              Sale Leaseback of Sites

If Owner desires to sell any Site purchased for a Restaurant and lease the Site from the purchaser, Consultant will manage the transaction (the "Sale Leaseback Transaction") for a fee set forth on Exhibit A (the "Sale Leaseback Fee") which shall be due and payable to Consultant at the closing of any Sale Leaseback Transaction.  The terms and conditions of any Sale Leaseback Transaction shall require the prior written approval of Manager.

4.6              Acknowledgement Regarding Sites

OWNER ACKNOWLEDGES THAT CONSULTANT'S SELECTION OR APPROVAL OF A PROPOSED SITE FOR A RESTAURANT AND ANY INFORMATION FURNISHED TO OWNER REGARDING ANY PROPOSED SITE SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, AS TO THE SUITABILITY OF THE PROPOSED OR EXISTING SITE OR ACQUISITION FOR BRAND RESTAURANT OR FOR ANY OTHER PURPOSE, AND CONSULTANT'S SELECTION OR APPROVAL OF SUCH SITE MERELY SIGNIFIES THAT IT MEETS CONSULTANT'S CURRENT STANDARD SITE SELECTION CRITERIA AND MANAGER IS WILLING TO MANAGE A RESTAURANT ON THAT SITE OR GRANT A FRANCHISE TO OWNER FOR A RESTAURANT AT SUCH PROPOSED SITE.  OWNER FURTHER ACKNOWLEDGES AND AGREES THAT OWNER'S ACCEPTANCE OF A PROPOSED SITE SHALL BE BASED ON OWNER'S OWN INDEPENDENT INVESTIGATION OF THE SUITABILITY OF SUCH PROPOSED SITE.

5.                  BUDGETS, PLANS AND SPECIFICATIONS

5.1              Budgets

5.1.1        Real Estate Project Cost Budget and Operating Project Cost Budget.  Consultant shall use commercially reasonable efforts to provide the Real Estate Project Cost Budget and Operating Project Cost Budget to be submitted to Owner as set forth in Exhibit B, within the time periods set forth in the applicable Schedule A for the Construction of each Restaurant.

5.1.2        Extension of Timelines for Delivery. The dates set forth in Section 5.1.1 and Schedule A for each Restaurant for the delivery of the Real Estate Project Cost Budget and Operating Project Cost Budget shall be extended for a Force Majeure in accordance with Section 14.9; provided, however, no such extension shall be granted unless Owner is provided with notice of such delay at least 14 days prior to the required due date (except for events which occur within the 14 day period prior to the due date, in which case, Consultant shall notify Owner of any anticipated delay as soon as reasonably possible following such Force Majeure).

5.1.3        Method of Delivery. The Real Estate Project Cost Budget and Operating Project Cost Budget to be submitted to Owner for its approval under this Agreement (including Exhibit B) shall be sent to Owner in accordance with Section 14.5. Consultant shall provide Owner with such numbers of copies as Owner may require.

5.2              Delivery of Plans and Specifications to Consultant

5.2.1        Timelines for Delivery of Plans and Specifications. Consultant shall use commercially reasonable efforts to provide the documents, materials and information to be submitted to Owner as set forth in Exhibit B, within the time periods set forth in the applicable Schedule A for the Construction of each Restaurant.

5.2.2        Extension of Timelines for Delivery. The dates set forth in Section 5.2.1 and Schedule A for each Restaurant for the delivery of all plans, specifications and other documents and materials relating to each Project (collectively, the "Review Materials") shall be extended for a Force Majeure in accordance with Section 14.9; provided, however, no such extension shall be granted unless Owner is provided with notice of such delay at least 14 days prior to the required due date (except for events which occur within the 14 day period prior to the due date, in which case, Consultant shall notify Owner of any anticipated delay as soon as reasonably possible following such Force Majeure).

5.2.3        Method of Delivery. All Review Materials to be submitted to Owner for its approval under this Agreement (including Exhibit B) shall be sent to Owner in accordance with Section 14.5. Consultant shall provide Owner with such numbers of copies as Owner may require, and shall provide photographs for all renderings included in the Review Materials.

5.3              Review of Plans and Specifications

Owner shall either approve or reject the Review Materials submitted to Owner by providing notice to Consultant within 15 business days after receipt by Owner of any Review Materials. If Owner rejects any Review Materials, Owner shall provide written comments or corrections to Consultant for re‑submittal to Owner within the time set forth in Owner's comments. If Owner does not provide notice of approval or rejection within such 15 business day period, then Consultant may deliver to Owner a second request (the "Second Request") for Owner's approval, comments or corrections to such Review Materials.  Any such Second Request shall include, in bold, capital letters a notice to Owner that such Second Request is made pursuant to this Section 5.3 and that failure to respond to such Second Request within five business days shall result in the applicable Review Materials being deemed approved by Owner.  If Owner does not approve or provide written comments or corrections to Consultant with respect to the applicable Review Materials within five business days following receipt of a Second Request, then the Review Materials covered by such Second Request shall be deemed to be approved.   The terms "approval", "approve" or "approved" when used in reference to Owner's review of any plans and specifications or items therein shall mean Owner's acceptance that the plans and specifications or items in question comply with the Design Specifications and Management Standard, or is otherwise accepted by Consultant.

5.4              Changes to Plans and Specifications After Approval by Consultant

If Consultant makes any material changes to any Review Materials approved by Owner, such revised Review Materials shall be subject to Owner's re-approval in accordance with this Section 5.  Owner's approval of the Revised Review Materials shall not be unreasonably withheld by Owner.  Notwithstanding the foregoing, the Parties acknowledge that Owner will be reviewing Review Materials at various points in the design and development phases of the development of the Project, and Owner shall not be entitled to object to matters that have previously been specifically approved or deemed approved unless the same become unacceptable due to a change in Applicable Laws or subsequent changes set forth in the Revised Review Materials which make such matters reasonably unacceptable to Owner.

5.5              Compliance with Brand and Management Standards

Owner acknowledges and agrees that the Project will be deemed not to comply with the Design Specifications and Management Standard for the purposes of this Agreement and the Management Agreement, unless and until Consultant approves the plans and specifications described in Exhibit B in accordance with Section 5, and the Project is constructed in accordance with such Approved Plans and Specifications.  Notwithstanding the foregoing, the Parties acknowledge that Owner will be reviewing certain plans and specifications for the Project at various points in the design and development phases of the development of the Project, and Owner shall not be entitled to object to matters that have previously been specifically approved or deemed approved unless the same become unacceptable due to a change in legal requirements or subsequent changes in the plans and specifications of the Project which make such matters unacceptable to Owner, in Owner's reasonable opinion.  Notwithstanding anything to the contrary in this Agreement, a change in the Management Standard or the Design Specifications shall not justify such a change of position with respect to matters that have previously been approved or deemed approved unless the implementation of such change will not unduly prejudice Owner, result in a material expense to Owner or result in a material delay in the Construction schedule for the Project.  For the avoidance of doubt, redesign fees shall be considered a material expense.

5.6              Compliance with Fire and Life Safety Requirements.

5.6.1        Engagement of Fire and Life Safety Consultant. Consultant, at Owner's sole cost and expense, shall engage a qualified and reputable third party fire and life safety consultant approved by Owner (which approval shall not be unreasonably conditioned, withheld, or delayed) in accordance with Section 6.1 (the "Fire and Life Safety Consultant") which Fire and Life Safety Consultant shall be required to: (a) review Project plans and specifications to determine compliance with the Applicable Laws; (b) inspect the Project to determine compliance with Applicable Laws; and (c) prepare and deliver to Owner (with a true and correct copy to Consultant) a report or reports with respect to such review and inspection, which report(s) shall include recommendations for any changes to plans and specifications and/or work required to be performed in order to ensure that, upon completion of Construction, the Project is, in all respects, in compliance with Applicable Laws (the "Life Safety Report(s)").

5.6.2        Compliance with Applicable Laws.  In addition to, and not in limitation of, all other requirements set forth in this Agreement, Consultant shall, at Owner's sole cost and expense, cause the Project to be designed and constructed in accordance with Applicable Laws, including without limitation, all requirements and recommendations set forth in the Life Safety Report(s).

5.6.3        Owner Certification.  Owner acknowledges and agrees that a Project will be deemed not to comply with Applicable Laws for the purposes of this Agreement, unless and until: (a) the Fire and Life Safety Consultant has determined that the Project plans and specifications comply with Applicable Laws; (b) the Project is constructed in accordance with such approved plans and specifications; and (c) Owner has executed and delivered to Consultant the certification attached as Exhibit E hereto (the "Fire and Life Safety Certification").

6.                  DEVELOPMENT AND CONSTRUCTION OF THE PROJECT

6.1              Owner's Development and Construction Team.

6.1.1        Requirements of Owner's Development and Construction Team. Consultant shall engage, at Owner's own cost and expense and subject to Owner's approval, such reputable and qualified architects, contractors, engineers, decorators and other professionals, specialists and consultants as may be necessary or desirable to complete the Project as set forth in Exhibit C, including all aspects for the development, design, architecture, Construction and furnishing of each Project as required under the Design Specifications and Management Standards. The plans and specifications for the Project shall be prepared by a duly licensed architect selected by Consultant, at Owner's expense, and in compliance with the Design Specifications and Management Standard, and the contractors selected by Consultant and engaged by Owner shall be responsible for Construction of the Project.

6.1.2        Approval of Development and Construction Team. Within 10 business days after receipt by Owner of the name of, and sufficient information to enable Owner to make a determination with respect to, any architect, contractor, engineer, Fire and Life Safety Consultant, decorator or other specialist proposed by Consultant (each a "Candidate") for Owner's approval, Owner shall notify Consultant of its approval or disapproval. If Owner does not approve or disapprove the Candidate in writing within such 10 business day period, the Candidate shall be deemed to be approved.

6.2              Commencement and Completion of the Project

6.2.1        Timeline for the Project. Subject to the terms of the Management Agreement,

(a)               Owner shall provide or obtain all financial and other resources necessary to complete the development and Construction of the Project in accordance with this Agreement; and

(b)               Consultant shall perform all work necessary to cause the Commencement of Construction to occur prior to the Outside Commencement Date and perform all work necessary to cause the Opening Date to occur before the Outside Opening Date, all in accordance with the Approved Plans and Specifications, the Design Specifications, the Management Standard and all Applicable Laws.

6.2.2        Inspections. Consultant, at Owner's expense, shall take such actions as necessary to correct any deficiencies (as determined in accordance with the terms of this Agreement) detected during such an inspection of the Construction by Consultant.  In addition, if Manager permits the opening of a Restaurant (pursuant to the Management Agreement) prior to completion of the items on the Deficiency List, Consultant, at Owner's expense, shall take such actions as necessary to complete all remaining items on the Deficiency List as expeditiously as possible. This Section 6.2.2 shall survive the Opening Date.

6.2.3        Necessary Approvals. Consultant, at Owner's expense, shall obtain all Approvals necessary to perform the work required for the Construction prior to the Commencement of Construction, including Construction permits, from all Governmental Authorities having jurisdiction over each Project and the business to be operated therein, and maintain all such Approvals, to the extent required by Applicable Laws, throughout the Construction.

6.3              Monthly Reports and Information

6.3.1        Monthly Progress Reports. For each Project, Consultant shall prepare and deliver (or cause its architects or contractors to prepare and deliver) to Owner monthly progress reports (the "Monthly Progress Reports"), in reasonable detail, outlining the progress of all major activities related to each Project, including the development, design, Construction and furnishing of the Project. Each Monthly Progress Report shall be delivered to Owner no later than the fifth day of the calendar month following the month to which such report relates and shall include a summary of (a) major development and Construction phase activities completed in the previous month, (b) variations from Approved Plans and Specifications, (c) deviations from the Project schedule, (d) variations from the Construction Budgets, (e) labor union disputes or problems, (f) the status of significant tests and inspections, (g) material outstanding issues relating to the Project, (h) major activities expected to be accomplished during the upcoming month, (i) the status of Construction and estimated date of completion of Construction, and (j) photographs (which may be in digital form) of the Construction site that include two copies of each of at least two separate views of the Project, with the date of each photograph noted. In addition, Consultant also shall provide Owner with copies of any progress reports provided to Consultant from the architects, engineers, contractors, consultants or any other Person involved with the Project.

6.3.2        Cooperation from Owner's Team. In addition to the Monthly Progress Reports, Consultant shall cause the architects, engineers, contractors, consultants and all other Persons involved with the Project to reasonably cooperate with Consultant in performing its obligations under this Agreement, including providing promptly upon Consultant's request all information and documentation reasonably requested by Consultant in connection with Consultant's performance of its obligations, and confirmation of Owner's compliance with the performance of its obligations under this Agreement.

7.                  PROPRIETARY RIGHTS

Owner acknowledges and agrees that this Agreement does not grant to Owner any license, use or other proprietary right, title or interest whatsoever in any of the Trademarks or any other intellectual property or proprietary rights of Consultant or its Affiliates whatsoever.

8.                  CONFIDENTIALITY

The Parties acknowledge that each Party will provide certain information to the other Party that is confidential (the "Confidential Information"), and that such Confidential Information is proprietary to such Party. Accordingly, during the Term and thereafter, the Parties (a) agree to use commercially reasonable efforts to maintain the confidentiality of all such Confidential Information and terms of this Agreement, and shall not disclose any such Confidential Information or the terms of this Agreement to any third Person (including the media), except to its shareholders, partners, trustees, beneficiaries, directors, officers, employees, agents, legal counsel, accountants, investors, lenders and other professionals and consultants, but only on a "need to know" basis in connection with the Project; and (b) shall make every effort to ensure that none of its shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, agents or representatives  use, disclose or copy any Confidential Information, disclose any terms of this Agreement or take any other actions that are otherwise prohibited under this Section 8. Notwithstanding the foregoing, the restrictions on the use and disclosure of Confidential Information shall not apply (i) to information or techniques which are or become generally known in the restaurant industry (other than through a Party's disclosure), or (ii) to the extent such disclosure is required under Applicable Laws, including reporting requirements applicable to public companies. The Parties acknowledge that the disclosure or unauthorized use of any Confidential Information will cause irreparable injury to the Party providing such Confidential Information, for which monetary damages would not provide an adequate remedy. This Section 8 shall survive the expiration or termination of this Agreement.

9.                  ASSIGNMENTS

9.1              Assignment by Consultant

Consultant shall not have the right to delegate, assign or transfer any or all rights, duties and obligations of Consultant under this Agreement, in whole or in part, without Owner's consent, except to (a) any Affiliate of Consultant, or (b) any Person that acquires, whether by purchase of assets, merger, consolidation or reorganization, all or substantially all of the business and assets of Consultant and/or its Affiliates. Owner agrees that any delegation, assignment or transfer (other than a delegation, assignment or transfer to any Affiliate of Consultant) shall be a release and novation of Consultant with respect to all duties and obligations under this Agreement assumed by Consultant's permitted assignee.

9.2              Assignment by Owner

Owner shall not have the right to delegate, assign or otherwise transfer any or all of its rights, duties or obligations under this Agreement, in whole or in part, without the prior written consent of Consultant, except to any Person to whom Owner contemporaneously assigns its interest in the Management Agreement or a Franchise Agreement in accordance with the terms of the Management Agreement or Franchise Agreement; provided, however, any such assignment shall not release Owner from any of its liabilities or obligations under this Agreement except to the extent Owner is released from its liabilities or obligations under the Management Agreement or Franchise Agreement in accordance with the terms of the Management Agreement or Franchise Agreement as a result of the assignment thereof.

10.              INSURANCE AND INDEMNIFICATION

10.1          Insurance

10.1.1    Insurance Policies. Owner, at its expense, shall obtain and maintain the insurance policies set forth as Exhibit D. The insurance policies shall be effective upon the date of Commencement of Construction, or such other time as required by Consultant.

10.1.2    Evidence of Insurance. Owner (for insurance policies obtained through the third-party insurers) shall provide Consultant with insurance certificates evidencing that the insurance policies comply with the requirements set forth in Exhibit D. The insurance certificates shall be provided to Consultant as soon as practicable prior to (a) the effective date of coverage for a new insurance policy, or (b) the date of renewal for an existing insurance policy. In addition, upon Consultant's request, Owner promptly shall provide to Consultant a schedule of insurance obtained by Owner, listing the insurance policy numbers, the names of the insurers, the names of the Persons insured, the amounts of coverage, the expiration dates and the risks covered thereunder.

10.2          Indemnification

10.2.1    Indemnification by Owner. Subject to Sections 10.2.3 and 10.2.4, Owner shall defend, indemnify, and hold harmless Consultant and its Affiliates, and their respective shareholders, trustees, beneficiaries, directors, partners, members, managers, officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the "Consultant Indemnified Parties") for, from and against any and all Claims, except to the extent such Claims are caused by Consultant's Gross Negligence or Willful Misconduct. Consultant shall promptly notify Owner in writing of any Claim brought against it by a third party that Consultant reasonably believes may result in indemnification by Owner; provided, however, that any failure by Consultant to do so shall not constitute a waiver by Consultant or eliminate or modify Owner's obligations hereunder.

10.2.2    Indemnification by Consultant. Subject to Sections 10.2.3 and 10.2.4, Consultant shall defend, indemnify, and hold harmless Owner and its Affiliates, and their respective trustees, beneficiaries, directors officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the "Owner Indemnified Parties") for, from and against any and all Claims that any Owner Indemnified Parties incur to the extent caused by Consultant's Gross Negligence or Willful Misconduct.

10.2.3    Insurance Coverage. Notwithstanding anything to the contrary in this Section 10.2, the Parties shall look first to the appropriate insurance coverages in effect pursuant to this Agreement prior to seeking indemnification under this Section 10.2 in the event any Claim or liability occurs as a result of injury to Persons or damage to property, regardless of the cause of such Claim or liability; provided, however, if the insurance company denies coverage or reserves rights as to coverage, then the Indemnified Parties shall have the right to seek indemnification, without first looking to such insurance coverage.

10.2.4    Indemnification Procedures. Any Indemnified Party shall be entitled, upon written notice to the Indemnifying Party, to the timely appointment of counsel by the Indemnifying Party for the defense of any Claim, which counsel shall be subject to the approval of the Indemnified Party. If, in the Indemnified Party's judgment, a conflict of interest exists between the Indemnified Party and the Indemnifying Party at any time during the defense of the Indemnified Party, the Indemnified Party may appoint independent counsel of its choice for the defense of the Indemnified Party as to such Claim. In addition, regardless of whether the Indemnified Party has appointed counsel or selects independent counsel (a) the Indemnified Party shall have the right to participate in the defense of any Claim and approve any proposed settlement of such Claim, and (b) all reasonable costs and expenses (including attorneys fees and costs) of the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party fails to timely pay such costs and expenses (including attorneys' fees and costs), the Indemnified Party shall have the right, but not the obligation, to pay such amounts and be reimbursed by the Indemnifying Party for the same, together with interest thereon in accordance with Section 3.4 until paid in full. The Parties hereby acknowledge that it shall not be a defense to a demand for indemnity that less than all Claims asserted against the Indemnified Party are subject to indemnification.

10.2.5    Survival. This Section 10.2 shall survive the expiration or any termination of this Agreement.

11.              DEFAULTS AND TERMINATIONS

11.1          Event of Default

The following actions or events shall constitute an "Event of Default" under this Agreement:

11.1.1    A failure by either Party to pay any amount of money to the other Party when due and payable under this Agreement that is not cured within 10 days after notice to the defaulting Party;

11.1.2    A failure by either Party to perform any of the other covenants, duties or obligations set forth in this Agreement to be performed by such Party that is not cured within 30 days following notice of such default from the non-defaulting Party to the defaulting Party; provided, however, if (i) the default is not susceptible of cure within a 30 day period, (ii) the default cannot be cured solely by the payment of a sum of money, and (iii) the default would not expose the non-defaulting Party to an imminent and material risk of criminal liability or of material damage to its business reputation, the 30 day cure period shall be extended if the defaulting Party commences to cure the default within such 30 day period and thereafter proceeds with reasonable diligence to complete such cure;

11.1.3    A material breach by a Party of any representation or warranty expressly set forth in this Agreement;

11.1.4    (i) The insolvency of a Party, or a Party's failure generally to pay its debts as such debts become due; (ii) a general assignment by a Party for the benefit of its creditors, or any similar arrangement with its creditors by a Party; (iii) the entry of a judgment of insolvency against a Party; (iv) the filing by a Party of a petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws; (v) the filing of a petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against a Party which is consented to by such Party, (vi) the appointment (or petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of a Party's assets or the conduct of its business, (vii) any action by a Party for dissolution of its operations; or (viii) any other similar proceedings in any relevant jurisdiction affecting any Party; provided, however, that if any of the foregoing is involuntarily imposed, the Party affected shall have a period of 90 days after its occurrence to have it reversed or dismissed before it shall become an Event of Default or

11.1.5    The issuance of a levy or an attachment against all or any portion of the Project resulting from a final judgment against a Party for which all appeal periods have expired and which is not fully covered by insurance.

11.2          Remedies for Event of Default

Subject to the terms of this Agreement, if any Event of Default shall have occurred, the non-defaulting Party shall have the right to (a) terminate this Agreement by providing notice to the defaulting Party specifying a date, not earlier than 5 days or later than 30 days after providing such notice, and (b) exercise against the defaulting Party any rights and remedies available to the non-defaulting Party under this Agreement or (subject to the provisions of this Agreement) at law or in equity.

11.3          Cross-Termination with Other Agreements

Notwithstanding anything to the contrary in this Agreement, if the Management Agreement expires or is terminated in accordance with its terms, then this Agreement shall terminate on the effective date of the termination of the Management Agreement unless Consultant agrees to continue this Agreement in effect for the balance of the Term.

11.4          Actions To Be Taken on Termination

The Parties shall take the following actions upon the expiration or termination of this Agreement:

11.4.1    Usage of Trademarks. If the Management Agreement has also been terminated with respect to all Restaurants or has expired, neither Owner nor any Person acting for or on behalf of Owner shall identify any Restaurant or any other portion of a Project in any manner as a Brand Restaurant, or otherwise associate itself or any Restaurant with the Brand or Consultant or its Affiliates in any manner to the public. Owner immediately shall take all steps reasonably requested by Consultant to disassociate the Restaurants and Owner from any such association, and within 7 days after such termination, return all Confidential Information to Consultant.

11.4.2    Payments Due on Termination

(a)               On the effective date of termination of this Agreement for any reason other than an Event of Default, in addition to any other amounts which may be due under this Agreement, Owner shall pay to Consultant: (i) the accrued and unpaid amount of the Services Fee due for all Restaurants to be developed pursuant to the Development Agreement, and (ii) all Reimbursable Expenses incurred through the date of termination.

(b)               On the effective date of termination of this Agreement for an Event of Default, the following remedies shall be the sole and exclusive remedies of each Party: (i) if Owner is the defaulting Party, Owner shall pay to Consultant the entire unpaid amount of the Services Fee for all Restaurants to be developed pursuant to the Development Agreement, and (ii) if Consultant is the defaulting Party, Consultant shall refund to Owner the portion of the Services Fee paid by Owner prior to the termination date for any Restaurant that has not opened.

11.4.3    Survival. This Section 11.4 shall survive the expiration or termination of this Agreement for any reason.

12.              DISPUTE RESOLUTION

12.1          Alternative Dispute Resolution

12.1.1    Alternative Dispute Resolution Required. Subject to Section 12.1.6, the Parties agree for themselves, and each of their respective Equity Owners, Parent Companies and Guarantors, and each of their respective Affiliates, and each of the shareholders, trustees, beneficiaries, directors, officers, employees or agents of any of the foregoing, that all controversies, disputes, or claims between the Parties arising from or relating to this Agreement shall be subject to, and resolved in accordance with, this Section 12. (For the purposes of this Section 12, the term "Party" shall refer to each of the Persons referenced in this Section 12.1.1.)

12.1.2    Mediator. Any controversy, dispute or claim between the Parties shall on demand of either Party be submitted to mediation administered by the Judicial Arbiter Group, Inc. ("JAG") or its successors, and if JAG no longer exists or is unable to administer the mediation of the dispute in accordance with this Section 12, and the Parties cannot agree on the identity of a substitute mediation service provider within 10 days after notice by the complaining Party, then such Party shall petition a court of competent jurisdiction located in the state where Consultant then has its principal place of business, to identify a substitute mediation service provider, who will administer the dispute resolution process in accordance with this Section 12 (the "Mediation Service").

12.1.3    Mediation Procedures. In any such mediation proceeding, the complaining Party must notify the other Party that a dispute exists and then contact the Mediation Service to schedule the mediation conference. An Individual mediator (the "Mediator") will then be selected in accordance with the rules of the Mediation Service to conduct the mediation, provided that such Mediator must have experience in the hospitality industry and operation of Restaurants, and must not have any conflict of interest. The Parties shall attempt to settle the dispute by participating in at least eight hours of mediation in Denver, Colorado, or other place designated by the Mediator. The mediation will be a non-binding conference between the Parties conducted in accordance with the applicable rules and procedures of the Mediation Service. Any applicable statute of limitations shall toll until the mediation is complete, as set forth in this Section, and neither Party may initiate litigation nor arbitration proceedings with respect to any dispute until the mediation of such dispute is complete with the sole exception of seeking emergency relief from a court of competent jurisdiction, as described in this Section 12. Any mediation will be considered complete: (a) if the Parties enter into an agreement to resolve the dispute; (b) with respect to the Party submitting the dispute to mediation, if the other Party fails to appear at or participate in a reasonably scheduled mediation conference; or (c) if the dispute is not resolved within 5 days after the mediation is commenced.

12.1.4    Arbitrator. If any dispute remains between the Parties after the mediation is complete and the complaining Party desires to pursue such dispute, then the dispute shall be submitted to final and binding arbitration to JAG, or if JAG no longer exists or is unable to administer the arbitration of the dispute in accordance with this Section 12, and the Parties cannot agree on the identity of a substitute arbitration service provider within 10 days after notice by the complaining Party, then such Party shall petition a court of competent jurisdiction located in the state where Consultant then has its principal place of business, to identify a substitute arbitration service provider, who will administer the dispute resolution process in accordance with this Section 12 (the "Arbitration Tribunal").

12.1.5    Arbitration Procedures. In any such arbitration proceeding, each Party shall submit or file any claim that would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim that is not submitted or filed in such proceeding shall be barred. One or more designated individual arbitrators (the "Arbitrator(s)") will then be selected in accordance with the rules of the Arbitration Tribunal to conduct the arbitration, provided that such Arbitrators must have experience in the hospitality industry and operation of Restaurants, and must not have any conflict of interest. The arbitration proceedings shall be held in Denver, Colorado and shall be conducted in accordance with the then-current commercial arbitration rules of the Arbitration Tribunal, except the Parties shall be entitled to limited discovery at the discretion of the Arbitrator(s) who may, but are not required to, allow depositions. The Parties acknowledge that the Arbitrator(s)' subpoena power is not subject to geographic limitations. The arbitration proceedings shall be conducted on an individual basis, and not on a multi-plaintiff, consolidated, collective or class-wide basis. The Arbitrator(s) shall have the right to award the relief that he or she deems proper, consistent with the terms of this Agreement, including compensatory damages (with interest on unpaid amounts from date due), specific performance, injunctive relief, legal fees and costs. The award and decision of the Arbitrator(s) shall be conclusive and binding on all parties, and judgment upon the award may be entered in any court of competent jurisdiction. Any right to contest the validity or enforceability of the award shall be governed exclusively by the United States Arbitration Act or any successor law.

12.1.6    Alternative Dispute Resolution Not Required for Certain Disputes. Notwithstanding anything to the contrary in this Section 12, the Parties shall have the right to commence litigation or other legal proceedings only with respect to any claims relating to: (a) preserving or protecting Consultant's intellectual property or other proprietary rights, and (b) enforcement of the dispute resolution provisions of this Agreement, including any arbitration award. In addition, the Parties shall have the right to obtain in any court of competent jurisdiction, without bond, but upon notice required under Applicable Laws, any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available, or which might cause irreparable harm to any Party or its Affiliates, and any such injunctive relief shall be in addition to such further and other relief as may be available to any Party or its Affiliates at law or in equity.

12.1.7    Time Period for Claim.  Except as otherwise prohibited or limited by Applicable Laws, any failure, neglect or delay of a Party to assert any breach or violation of any legal or equitable right arising from or in connection with this Agreement shall constitute a waiver of such right and shall preclude the exercise or enforcement of any legal or equitable remedy arising from such breach or violation, unless written notice specifying such breach or violation is provided to the other Party within 24 months after the later of: (a) the date of such breach or violation; or (b) the date of discovery of the facts (or the date the facts could have been discovered, using reasonable diligence) giving rise to such breach or violation.  Such written notice shall not toll any applicable statute of limitations.

12.1.8    Compensation of Mediator or Arbitrator(s).  Subject to the right of the prevailing Party to seek reimbursement from the other Party pursuant to Section 12.2, the Parties agree to share equally the fees and costs of the Mediation Service or Arbitration Tribunal selected or appointed under this Section 12. As soon as practicable after selection of the Mediator or Arbitrator(s), the Mediation Service or Arbitration Tribunal or their designated representative shall determine a reasonable estimate of the anticipated fees and costs, and send a statement to each Party setting forth that Party's equal share of the fees and costs. Each Party shall deposit the required sum with the Mediation Service or Arbitration Tribunal, as applicable, within 10 days after receipt of the statement.

12.2          Prevailing Party's Expenses

The prevailing Party in any arbitration, litigation or other legal action or proceeding arising out of or related to this Agreement shall be entitled to recover from the losing Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with such arbitration, litigation or other legal action or proceeding (including any appeals and actions to enforce any arbitration awards and court judgments), including reasonable fees, expenses and disbursements for attorneys, experts and other third parties engaged in connection therewith and its share of Mediation Service and Arbitration Tribunal fees and costs. If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, expenses and disbursements, as determined by the applicable Arbitrator(s) or court. All amounts recovered by the prevailing Party under this Section 12.2 shall be separate from, and in addition to, any other amount included in any arbitration award or judgment rendered in favor of such Party.

12.3          Jurisdiction and Venue

Owner irrevocably submits to the jurisdiction of the State of New York in any litigation or other legal action or proceeding that is not subject to arbitration under this 12, arising out of or relating to this Agreement or any other dispute between the Parties, and Owner irrevocably agrees that all claims in respect of any such litigation, action or proceeding must be brought and/or defended in the courts of the State of New York, except with respect to matters that are under the exclusive jurisdiction of the Federal Courts of the United States, which shall be brought and/or defended in the Federal District Court sitting in Denver, Colorado. Owner agrees that service of process for purposes of any such litigation, action or proceeding need not be personally served or served within the State of Colorado, but may be served with the same effect as if Owner were served within the State of Colorado, by certified mail or any other means permitted by Applicable Laws addressed to Owner at the address set forth herein. Nothing in this Section 12.3 shall affect any Party's rights to pursue any litigation or other legal action or proceeding in any other appropriate jurisdiction, including any litigation, action or proceeding brought by such Party to enforce any judgment against the other Party entered by a State or Federal Court.

12.4          WAIVERS

12.4.1    JURISDICTION AND VENUE. OWNER AND CONSULTANT WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL DEFENSES BASED ON LACK OF JURISDICTION OR INCONVENIENT VENUE OR FORUM FOR ANY LITIGATION OR OTHER LEGAL ACTION OR PROCEEDING PURSUED BY OWNER OR CONSULTANT IN THE JURISDICTION AND VENUE SPECIFIED IN SECTION 12.3.

12.4.2    TRIAL BY JURY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY OF ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.4.3    CLASS ACTIONS. OWNER AGREES THAT, FOR CONSULTANT'S CHAIN OF BRAND RESTAURANTS TO FUNCTION PROPERLY, CONSULTANT SHOULD NOT BE BURDENED WITH THE COSTS OF ARBITRATING OR LITIGATING SYSTEM‑WIDE CLAIMS. ACCORDINGLY, OWNER AGREES THAT ANY DISAGREEMENT BETWEEN OWNER AND CONSULTANT ARISING UNDER THIS AGREEMENT SHALL BE CONSIDERED UNIQUE AS TO ITS FACTS AND SHALL NOT BE BROUGHT AS A CLASS ACTION, AND OWNER WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO BRING A CLASS ACTION OR MULTI-PLAINTIFF, CONSOLIDATED OR COLLECTIVE ACTION AGAINST CONSULTANT OR ANY OF ITS AFFILIATES.

12.4.4    DECISIONS IN PRIOR CLAIMS. IN ADDITION, OWNER AGREES THAT IN ANY ARBITRATION OR LITIGATION BETWEEN THE PARTIES, THE ARBITRATOR(S) OR COURT SHALL NOT BE PRECLUDED FROM MAKING ITS OWN INDEPENDENT DETERMINATION OF THE ISSUES IN QUESTION, NOTWITHSTANDING THE SIMILARITY OF ISSUES IN ANY OTHER ARBITRATION OR LITIGATION INVOLVING CONSULTANT AND ANY OTHER OWNER OR ANY OF THEIR AFFILIATES, AND EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO CLAIM THAT A PRIOR DISPOSITION OF THE SAME OR SIMILAR ISSUES PRECLUDES SUCH INDEPENDENT DETERMINATION.

12.4.5    PUNITIVE DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, IN ANY ARBITRATION, LAW SUIT, LEGAL ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE PROJECT, THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES (OTHER THAN CONSULTANT'S STATUTORY RIGHTS AND REMEDIES RELATING TO TRADEMARKS, COPYRIGHTS, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY), AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT THERETO.

12.5          Survival and Severance

The provisions of this Section 12 are severable from the other provisions of this Agreement and shall survive and not be merged into any termination or expiration of this Agreement or any judgment or award entered in connection with any dispute, regardless of whether such dispute arises before or after termination or expiration of this Agreement, and regardless of whether the related mediation, arbitration or litigation proceedings occur before or after termination or expiration of this Agreement. If any part of this Section 12 is held to be unenforceable, it shall be severed and shall not affect either the duties to mediate or arbitrate or any other part of this Section 12.

13.              REPRESENTATIONS AND WARRANTIES

13.1          Consultant's Representations and Warranties

Consultant represents and warrants to Owner as of the Effective Date that:

13.1.1    Organization and Authority. Consultant is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Projects are to be located (to the extent required by Applicable Laws), and has full power, authority, and legal right to execute, perform, and timely observe all of the provisions of this Agreement to be performed or observed by Consultant. Consultant's execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Consultant.

13.1.2    Enforceability. This Agreement constitutes a valid and binding obligation of Consultant and does not constitute a breach of or default under any of the organizational and governing documents of Consultant or any Applicable Laws to which Consultant is subject or by which it or any substantial portion of its assets is bound or affected.

13.1.3    Third-Party Approvals. No approval of any third party is required for Consultant's execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement.

13.2          Owner's Representations and Warranties

Owner represents and warrants to Consultant as of the Effective Date that:

13.2.1    Organization and Authority. Owner is duly organized, validly existing, and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Projects are to be located, and has full power, authority, and legal right to execute, perform, and timely observe all of the provisions of this Agreement to be performed or observed by Owner. Owner's execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Owner.

13.2.2    Enforceability. This Agreement constitutes a valid and binding obligation of Owner and does not and will not constitute a breach of or default under any of the organizational or governing documents of Owner or the terms, conditions, or provisions of any Applicable Laws to which Owner is subject or by which it or any substantial portion of its assets (including the Project) is bound or affected.

13.2.3    Third-Party Approvals and Contracts. No approval of any third party is required for Owner's execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement.

13.3          OWNER'S ACKNOWLEDGEMENTS

OWNER ACKNOWLEDGES AND CONFIRMS TO CONSULTANT THAT CONSULTANT HAS NOT MADE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND WHATSOEVER TO OWNER, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO PERSON IS AUTHORIZED TO MAKE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES ON BEHALF OF CONSULTANT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

14.              GENERAL PROVISIONS

14.1          Governing Law

This Agreement shall be construed under the laws of the State of Colorado, without regard to any conflict of law principles. However, if any provision of this Agreement would not be enforceable under Colorado law, and if the Project is located outside of Colorado and such provision would be enforceable under the laws of the state in which the Projects are to be located, then such provision shall be construed under the laws of that state.

14.2          Construction of this Agreement

The Parties intend that the following principles (and no others that are inconsistent with them) be applied in construing and interpreting this Agreement:

14.2.1    No Further Obligations. Consultant is not obligated, for any reason, to do any act or to provide anything to Owner, except as expressly provided in this Agreement.

14.2.2    Claims Limited to Contract. Neither Party shall assert against the other Party any contractual claim arising out of this Agreement, unless the claim is based upon the express terms of this Agreement and does not seek to vary, and is not in conflict with, those express terms.

14.2.3    Presumption Against a Party. The terms and provisions of this Agreement shall not be construed against or in favor of a Party hereto merely because such Party is the Consultant hereunder or such Party or its counsel is the drafter of this Agreement.

14.2.4    Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction or any Arbitrator(s) for any reason, the remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes, each Party hereby declaring that it (a) would have executed this Agreement without inclusion of such term or provision, and (b) shall execute and deliver to the other Party any additional documents that may be reasonably requested by a Party to fully effectuate this Section 14.2.4.

14.2.5    Certain Words and Phrases. All words in this Agreement shall be deemed to include any number or gender as the context or sense of this Agreement requires. The words "will," "shall," and "must" in this Agreement indicate a mandatory obligation. The use of the words "include," "includes," and "including" followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in U.S. dollars, unless otherwise specified. The words "day" and "days" refer to calendar days unless otherwise stated. The words "month" and "months" refer to calendar months unless otherwise stated. The words "hereof", "hereto" and "herein" refer to this Agreement, and are not limited to the article, section, paragraph or clause in which such words are used.

14.2.6    Headings. The table of contents, headings and captions contained herein are for the purposes of convenience and reference only and are not to be construed as a part of this Agreement. All references to any article, section or exhibits in this Agreement are to articles, sections or exhibits of this Agreement, unless otherwise noted.

14.2.7    Entire Agreement. This Agreement (including the attached Exhibits), together with the Development Agreement, the Management Agreement and the Franchise Agreement for each applicable Project, constitutes the entire agreement between the Parties with respect to the subject matter contemplated herein and supersedes all prior agreements and understandings, written or oral. No undertaking, promise, duty, obligation, covenant, term, condition, representation, warranty, certification or guaranty shall be deemed to have been given or be implied from anything said or written in negotiations between the Parties prior to the execution of this Agreement, except as expressly set forth in this Agreement. Neither Party shall have any remedy in respect of any untrue statement made by the other Party on which that Party relied in entering into this Agreement (unless such untrue statement was made fraudulently), except to the extent that such statement is expressly set forth in this Agreement.

14.2.8    Third-Party Beneficiary. No third party shall be a beneficiary of Owner's or Consultant's rights or benefits under this Agreement.

14.2.9     Time of the Essence. Time is of the essence for all purposes of this Agreement.

14.2.10Remedies Cumulative. Except as otherwise expressly provided in this Agreement, the remedies provided in this Agreement are cumulative and not exclusive of the remedies provided by Applicable Laws, and a Party's exercise of any one or more remedies for any default shall not preclude the Party from exercising any other remedies at any other time for the same default.

14.2.11Amendments. Neither this Agreement nor any of its terms or provisions may be amended, modified, changed, waived or discharged, except by an instrument in writing signed by the Party against whom the enforcement of the amendment, modification, change, waiver or discharge is sought.

14.2.12 Survival. The expiration or termination of this Agreement does not terminate or affect Owner's or Consultant's covenants and obligations that either expressly or by their nature survives the expiration or termination of this Agreement.

14.3          LIMITATION ON CONSULTANT'S DUTIES AND OBLIGATIONS

OWNER ACKNOWLEDGES AND AGREES THAT:

14.3.1    NATURE AND SCOPE OF SERVICES.  ANY (A) ADVICE, ASSISTANCE, RECOMMENDATION OR DIRECTION PROVIDED BY CONSULTANT WITH RESPECT TO THE DEVELOPMENT, DESIGN, CONSTRUCTION, EQUIPPING, FURNISHING, OR DECORATION OF EACH PROJECT; (B) REVIEW AND APPROVAL OF ANY CONCEPTUAL, PRELIMINARY OR FINAL PLANS AND SPECIFICATIONS FOR EACH PROJECT; (C) PERIODIC REVIEW OR INSPECTION OF THE CONSTRUCTION OF EACH PROJECT; AND, (D) OTHER SERVICES PROVIDED TO OWNER BY CONSULTANT AND/OR ITS AFFILIATES UNDER THIS AGREEMENT:  ARE PERFORMED SOLELY FOR THE PURPOSE OF PERFORMING THE SERVICES, INCLUDING (1) ASSISTING OWNER IN THE DEVELOPMENT AND CONSTRUCTION OF EACH PROJECT, (2) DETERMINING THAT THE PLANS AND SPECIFICATIONS INCORPORATE THE STANDARDS AND GUIDELINES SET FORTH IN THE DESIGN SPECIFICATIONS AND THE MANAGEMENT STANDARD; AND, (3) REVIEWING THE PROJECT FROM A FUNCTIONAL AND AESTHETIC POINT OF VIEW; AND DO NOT CONSTITUTE ANY REPRESENTATION, WARRANTY OR GUARANTY OF ANY KIND WHATSOEVER, INCLUDING THAT (1) THERE ARE NO ERRORS IN THE PLANS AND SPECIFICATIONS; (2) THERE ARE NO DEFECTS IN THE DESIGN OR CONSTRUCTION OF ANY PROJECT OR INSTALLATION OF ANY BUILDING SYSTEMS OR FF&E THEREIN; OR, (3) THE PLANS, SPECIFICATIONS, CONSTRUCTION AND INSTALLATION WORK WILL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING THE AMERICANS WITH DISABILITIES ACT OR SIMILAR LAWS OR REGULATIONS GOVERNING PUBLIC ACCOMMODATIONS FOR INDIVIDUALS WITH DISABILITIES.

14.3.2    ARCHITECTURAL AND ENGINEERING SERVICES. NEITHER CONSULTANT NOR ITS AFFILIATES WILL PROVIDE ANY ARCHITECTURAL, ENGINEERING OR SIMILAR PROFESSIONAL SERVICES, AND OWNER MUST RELY SOLELY ON THE ARCHITECTS, ENGINEERS AND OTHER CONSULTANTS (INCLUDING, WITHOUT LIMITATION, THE FIRE AND LIFE SAFETY CONSULTANT) FOR ALL SUCH SERVICES.

14.3.3    STRUCTURAL AND ENGINEERING MATTERS. NEITHER CONSULTANT NOR ITS AFFILIATES WILL REVIEW ANY FOUNDATION PLANS OR PLANS AND SPECIFICATIONS RELATING TO STRUCTURAL OR ENGINEERING MATTERS, AND THE FOUNDATION AND STRUCTURAL SOUNDNESS AND ENGINEERING INTEGRITY OF THE PROJECT SHALL BE SOLELY THE RESPONSIBILITY OF THE OWNER AND THE ARCHITECTS, ENGINEERS AND OTHER CONSULTANTS (INCLUDING, WITHOUT LIMITATION, THE FIRE AND LIFE SAFETY CONSULTANT).

14.3.4    APPLICABLE LAW. NEITHER CONSULTANT NOR ITS AFFILIATES WILL ADVISE OWNER OF ANY APPLICABLE LAWS (INCLUDING APPROVALS), AND THE COMPLIANCE OF EACH PROJECT WITH ALL APPLICABLE LAWS (INCLUDING APPROVALS) SHALL BE SOLELY THE RESPONSIBILITY OF THE OWNER AND THE ARCHITECTS, ENGINEERS AND OTHER CONSULTANTS (INCLUDING, WITHOUT LIMITATION, THE FIRE AND LIFE SAFETY CONSULTANT).

14.4          Waivers

Except as set forth in Section 12.1.7 of this Agreement, no failure or delay by a Party to insist upon the strict performance of any term of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any breach or any subsequent breach of such term. No waiver of any default shall affect or alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

14.5          Notices

All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and delivered by (i) personal delivery, (ii) overnight DHL, FedEx, UPS or other similar courier service, or (iii) United States Postal Service as Express Mail or certified mail, postage prepaid, return receipt requested, addressed to the Parties at the addresses specified below, or at such other address as the Party to whom the notice is sent has designated in accordance with this Section 14.5, and shall be deemed to have been received by the Party to whom such notice or other communication is sent upon (A) delivery to the address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a business day, otherwise the following business day, or (B) the attempted delivery of such Notice if such recipient Party refuses delivery, or such recipient Party is no longer at such address number, and failed to provide the sending Party with its current address pursuant to this Section 14.5.

Consultant notice address:	Good Times Drive Thru, Inc.
601 Corporate Circle
Golden, CO 80401
Attention: President

With a copy:

Owner notice address:	Zen Partners LLC

Attention: Peter B. Cole, Manager

With a copy:

14.6          Owner's Representative

Owner, for itself and all of its principals, shall designate an Individual to act as representative for Owner and its principals ("Owner's Representative"), and Consultant shall have the right to rely on all actions by, and communications with, Owner's Representative as binding on Owner and its principals. Owner shall provide to Consultant the name, address, telephone and fax numbers, email address and other relevant contact information for the Owner's Representative as of the Effective Date and within 10 days of any change thereto.

14.7          Further Assurances

The Parties shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments as shall be required to enable the Parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement.

14.8          Relationship of the Parties

The Parties acknowledge and agree that (a) the relationship between them shall be that of principal (in the case of Owner) and agent (in the case of Consultant), (b) they are not joint venturers, partners or joint owners with respect to the Project, and (c) nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship between the Parties.

14.9          Force Majeure

In the event of a Force Majeure, the obligations of the Parties and the time period for the performance of such obligations (other than an obligation to pay any amount hereunder) shall be extended for each day that such Party is prevented, hindered or delayed in such performance during the period of such Force Majeure, except as expressly provided otherwise in this Agreement.

14.10      Execution of Agreement

This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

12/3/2007 (date signed by Owner)	OWNER: zen investors llc By:/s/ Peter B. Cole Peter B. Cole, Manager

12/3/2007 (date signed by Consultant, constituting the "Effective Date")	CONSULTANT: Good Times Drive Thru, Inc. By:/s/ Boyd E. Hoback Boyd E. Hoback, President

EXHIBIT A TO SITE SELECTION, CONSTRUCTION MANAGEMENT AND PRE-OPENING SERVICES AGREEMENT

DESCRIPTION OF FEES

Lease Guaranty Fee - An amount equal to 1% of Net Sales (as defined in the Management Agreement) of each lease for a Restaurant guaranteed by Consultant or its Affiliates for such period of time as each guaranty is in effect.

Services Fee - $25,000.00 for each Restaurant to be developed pursuant to the Development Agreement.

Sale Leaseback Fee - $7,500.00.

A-1

SCHEDULE A-1 TO SITE SELECTION, CONSTRUCTION MANAGEMENT AND PRE-OPENING SERVICES AGREEMENT

RESTAURANT ADDENDUM

[TO BE COMPLETED FOR EACH RESTAURANT]

1.                  Address and Description of Premises (metes and bounds).

Address:

Legal Description:

2.                  Estimated Cost

Owner's total estimated cost for the Project is approximately $______________ which includes $__________ for the Restaurant.

3.                  Timelines for Delivery of Budgets, Plans and Specifications. Consultant shall use commercially reasonable efforts to provide the Real Estate Project Cost Budget, Operating Project Cost Budget, documents, materials and information to be submitted to Owner as set forth in Exhibit B, within the following time periods set forth in this Schedule for each Restaurant:

(a)                Real Estate Project Cost Budget and Operating Project Cost Budget shall be delivered to Owner no later than [INSERT DATE];

(b)               Conceptual plans and specifications showing general layout and design shall be delivered to Owner no later than [INSERT DATE];

(c)                Preliminary plans and specifications showing general layout and design shall be delivered to Owner no later than [INSERT DATE];

(d)               Final plans and specifications showing general layout and design shall be delivered to Owner no later than [INSERT DATE]; and

(e)                Plans, specifications, renderings and working drawings relating to the interior design and decoration, and other matters affecting the operating efficiency of the Project and the selection of all FF&E and all operating equipment at various stages showing general layout and design shall be delivered to Owner periodically, when requested by Owner.

A-1-1

EXHIBIT B TO SITE SELECTION, CONSTRUCTION MANAGEMENT AND PRE-OPENING SERVICES AGREEMENT

PRE-OPENING SERVICES

1.                  Real Estate Project Cost and Operating Project Cost Budgets.

1.1              Real Estate Project Cost and Operating Project Cost Budgets. Consultant shall prepare, for approval by Owner the following budgets for Construction of each Restaurant: (a) budget for all site acquisition, design fees, construction permits, site work, building Construction costs and capitalized interest during the Construction period, other than those items set forth in the paragraph (b) ( the "Real Estate Project Cost Budget") and; (b) a budget for the purchase and installation of all FF&E required for the Operation of a Restaurant in accordance with the Agreement, Pre-Opening Expenses and working capital ( the "Operating Project Cost Budget").  The Real Estate Project Cost Budget and the Operating Project Cost Budget shall collectively be referred to as the "Construction Budgets".

1.2              Modification of the Construction Budgets. From time to time during the Construction of Restaurant, Consultant shall have the right to modify the Construction Budgets if one or more aspects of a Construction Budget are affected by any (a) material change in the scope or design of a Restaurant required or approved by Owner, (b) material delay in the Anticipated Opening Date of a Restaurant (it being acknowledged that the Construction Budget shall be prepared based on the Anticipated Opening Date for each Restaurant), (c) change in the Management Standard after the Effective Date and prior to the Opening Date for a Restaurant, or (d) other material information that is not known to the Parties in the preparation of any Construction Budget. In addition, a Party may request a modification of the Construction Budgets for a Restaurant for any other reason, in which case the Parties shall endeavor in good faith to reach agreement on any request for modification to any Construction Budgets proposed in accordance with this Section 1.2, within 30 days after the delivery of any proposed modification. If the Parties do not reach agreement within such 30-day period, then such matter shall be resolved in accordance with Section 12 of this Agreement.  Upon completion of each Project, Consultant shall adjust the Construction Budgets to the final costs incurred for Construction of each Restaurant.

1.3              Variance from Construction Budgets. Consultant shall not incur costs for Construction of any Restaurant in excess of the total amounts budgeted in the applicable Construction Budgets for such Restaurant, without the prior approval of Owner. Notwithstanding the foregoing, from time to time during the Construction Period for such Restaurant, Consultant may make changes, in its reasonable discretion, in the allocations of line items or budget categories within a Pre-Opening Budget for such Restaurant, but without increasing the total amount of such Construction Budgets, based on changes in circumstances or for other reasons that Consultant deems necessary or advisable.

1.4              Pre-Opening Only for Planning Purposes. Owner acknowledges that all Construction Budgets prepared by Consultant under this Exhibit B, are intended to assist in completing the Construction and opening of a Restaurant, but Consultant does not guarantee the accuracy of the amounts therein. Accordingly, Owner agrees that (a) neither Consultant nor its Affiliates shall have any liability whatsoever to Owner or any third party for any divergence between the Construction Budgets and actual costs incurred by Owner for the Construction of each Restaurant, and (b) any such divergence between the Construction Budgets and such actual costs shall not constitute a default by Consultant or give Owner the right to terminate this Agreement, the Development Agreement or the Management Agreement.

2.                  Restaurant Facilities Assistance

2.1              Design Guidance. Consultant shall provide the design for each Restaurant, which list shall include a specification of (i) furniture, fixtures and equipment to be installed in each restaurant, and (iii) the signs, landscaping, parking areas and entry and exit to the Site and other improvements on the real property on which the Restaurant is located.

2.2              Conceptual Design Phase Guidance

2.2.1        Submission of Plans. Consultant shall submit to Owner conceptual architectural plans consisting of at least the following: (a) site plan; and (b) floors plans based on the Design Specifications. The architect must bring to Consultant's attention any inconsistencies between the floor plans and the Design Specifications.

2.2.2        Review and Approval of Plans. Owner shall (a) review the conceptual plans prepared submitted by Consultant; (b) advise on the acceptability to Owner of the conceptual plans; and (c) approve the conceptual plans, when acceptable in accordance with the terms of this Agreement.

2.3              Preliminary Design Phase Guidance

2.3.1        Submission of Plans. Consultant shall submit to Owner preliminary architectural plans and specifications consisting of the following: (a) site plan; (b) perspective building sketches or model photographs; (c) floor plans; (d) building elevations and sections; (e) furnishing layouts; and (f) outline specifications for exterior and interior materials.

2.3.2        Review and Approval of Plans. Owner shall: (a) review the preliminary plans prepared submitted by Consultant (including revisions requested in connection with earlier reviews), (b) advise on the acceptability thereof to Consultant; and (c) review and approve in writing the preliminary plans, when acceptable in accordance with the terms of this Agreement.

2.4              Final Design Phase Guidance

2.4.1        Submission of Plans. Consultant shall submit to Owner final plans and specifications consisting of the following: (a) the final architectural plans and specifications in sufficient detail for use as contract bid and working documents and for submission to appropriate governmental or regulatory authorities in connection with applications for building permits, zoning variances, fire department approvals and other license and permits required for the Construction work; (b) lighting and landscaping plans; (c) final equipment layouts and specifications; and (d) reproducible renderings of quality and character suitable for marketing and advertising use.

2.4.2        Review and Approval of Plans. Owner shall (a) review the final plans and specifications; and (b) approve the final plans and specifications, when acceptable in accordance with the terms of this Agreement.

3.                  Interior Design and Decoration

3.1              Design Guidance. Consultant shall provide (a) advice and assistance in selecting an interior designer and in defining the content and manner or presentation of the interior design submittals to be prepared by the designer; (b) advice and recommendations to the interior designer on functional layout of the Restaurant; and (c) a copy of the Design Specifications.

3.2              Preliminary Design Phase Assistance

3.2.1        Submission of Plans. Consultant shall submit to Owner a preliminary design presentation consisting of at least the following: (a) Restaurant layouts with indication of the nature and location of furniture and furnishings; (b) perspective sketches or models or any other means of showing overall design concept, colors, lighting and materials; (c) presentation boards containing samples of floor, wall and ceiling treatment as well as furniture and furnishing materials, containing information on flame spread and smoke development, and photographs or drawings of furniture, lighting fixtures and accessories; (d) uniform designs; (e) graphics; and (f) artwork.

3.2.2        Review and Approval of Plans. Owner shall (a) review the preliminary design presentation, (b) advise on the acceptability thereof; and (c) approve the preliminary design presentation, when acceptable.

3.3              Final Design Phase Assistance

3.3.1        Submission of Plans. Consultant shall submit to Owner a final design presentation consisting of the following: (a) Restaurant layouts including furniture; (b) elevations and reflected ceiling plans; (c) lighting plans; (d) samples, specifications and fire ratings of all floor, wall and ceiling treatment and of all furniture and furnishing materials to be used; (e) detail drawings of specially designed furniture, lighting fixtures and accessories; (f) photographs of furnishing prototypes; and (g) graphics and artwork.

3.3.2        Review and Approval of Plans. Owner shall (a) review the final design presentation; and (b) approve the final design presentation, when acceptable in accordance with the terms of this Agreement.

4.                  Mechanical and Electrical Engineering Design Assistance

4.1              Design Guidance. Consultant shall provide to the mechanical and electrical engineering consultants a copy of the Design Specifications bringing to their attention any additional or different requirements Consultant considers appropriate with respect to (a) heating, ventilation and air conditioning systems; (b) plumbing, draining, sewage disposal and water treatment; (c) electrical power supply and distribution system, as well as lighting, alarm, radio and television systems; (d) telephone and internal communication systems; and (e) special systems.

4.2              Preliminary Design Phase Assistance

4.2.1        Submission of Plans. Consultant shall submit to Owner preliminary plans, outline specifications and calculations relating to systems (a) through (f) referred to in Section 4.1.

4.2.2        Review and Approval of Plans. Owner shall (a) review the preliminary plans and outline specifications, (b) advise on the acceptability thereof; and (c) approve the preliminary plans and outline specifications, when acceptable in accordance with the terms of this Agreement.

4.3              Final Design Phase Assistance

4.3.1        Submission of Plans. Consultant shall submit to Owner final plans and specifications in sufficient detail for use as contract bid and working documents and for submission to appropriate governmental or regulatory authorities in connection with applications for building permits, zoning variances, fire department approvals and the licenses and permits required for the Construction work.

4.3.2        Review and Approval of Plans. Owner shall (a) review the final plans and specifications; and (b) approve the final plans and specifications, when acceptable.

5.                  Back of House Equipment and Management Supplies

5.1              Guidelines.  Consultant shall (a) provide to Owner, for its approval, an itemized list of all required equipment and operating supplies, which list shall be based on the final plans and specifications for the Restaurant as approved by Consultant, and the estimated operational requirements of the Restaurant for such items, and shall be revised at such times as Consultant shall consider reasonably appropriate to reflect changes in the said estimated requirements; and (b) provide advice and assistance to the Restaurant's purchasing agent with respect to material specifications, quality, quantity and potential sources.

5.2              Submission of Purchase Orders. Consultant shall submit final purchase orders and samples to Owner for review and approval.

6.                  Kitchen Equipment Assistance

6.1              Design Guidance. Consultant shall provide to the kitchen consultant (a) a copy of the Design Specifications related to kitchen equipment; (b) advice concerning schematic layouts of kitchen facilities; and (c) a list of required equipment.

6.2              Preliminary Design Phase Assistance

6.2.1        Submission of Plans. Consultant shall submit to Owner preliminary outline layouts and specifications for the kitchen equipment.

6.2.2        Review and Approval of Plans. Owner shall (a) review the preliminary outline layouts and specifications, (b) advise on the advisability thereof; and (c) approve the preliminary outline layouts and specifications, when acceptable.

6.3              Final Design Phase Assistance

6.3.1        Submission of Plans. Consultant shall submit to final plans and specifications for the kitchen and equipment consisting of the following: (a) an equipment schedule with indications of utilities requirements; (b) an equipment layout showing type of equipment and mechanical and electrical connections; (c) specifications; (d) cut sheets; (e) detail drawings of fabricated items; and (f) instructions to bidders.

6.3.2        Review and Approval of Plans. Owner shall (a) review the final plans and specifications; and (b) approve the final plans and specifications, when acceptable in accordance with the terms of this Agreement.

7.                  Management Information System Integration

7.1              Design Guidance. Consultant shall (a) assist in determining the extent to which technology systems should be used in the Restaurant, based on operational considerations, specifically with respect to the implementation of property management systems; point of sale systems; inventory control systems; engineering management systems; energy management systems; telecommunications; and electronic locking and security systems; and (b) provide Owner with outline specifications for such technology systems with respect to equipment, configuration and security.

7.2              Preliminary Design Phase Assistance

7.2.1        Submission of Plans. Consultant shall submit to Owner preliminary plans and specifications related to the systems listed in Section 7.1 illustrating (a) systems schematics; (b) interface connections; (c) hardware locations; (d) power requirements; and (e) computer room layout.

7.2.2        Review and Approval of Plans. Owner shall (a) review the preliminary plans and specifications prepared by the Restaurant's consultant; (b) advise on the acceptability thereof to Consultant; and (c) approve the preliminary plans and specifications, when acceptable.

7.3              Final Design Phase Assistance

7.3.1        Submission of Plans. Consultant shall submit to Owner (a) final plans and specifications related to the systems listed in Section 7.1 in sufficient detail for use by Consultant as contract bid documents; and (b) suppliers' pro forma invoices and/or purchase orders.

7.3.2        Review and Approval of Plans. Owner shall review the final plans, specifications and pro forma invoices/purchase orders.

8.                  Operational Coordination and Planning

8.1              Coordination and Planning. Consultant shall coordinate and plan the general operational activities for the Restaurant, including (a) development of the menu for the Restaurant, (b) guidance regarding human resources staffing and recruitment, (c) review of market conditions, and (d) review of pre-opening sales and marketing.

9.                  Hand‑over

9.1              Schedule. Consultant shall provide Owner with a preliminary schedule for hand‑over of specific areas and systems to Manager not less then one month prior to the estimated date of completion.

9.2              Hand-Over. Consultant shall (a) advise Owner when specific areas and systems have been completed and/or preliminarily accepted by the responsible consultants; (b) obtain certification that Construction of the Restaurant and systems has been completed in accordance with the Approved Plans and Specifications; (c) execute and deliver the Fire and Life Safety Certification to Owner; (d) provide a copy of all relevant documentation including as built plans, specifications and equipment manufacturer's maintenance manuals and guarantees; and (e) provide training to Restaurant Personnel by qualified pre-opening advisors with respect to operation and maintenance of equipment and systems. Owner shall (i) review areas and systems Consultant has advised are complete, and (ii) advise Consultant of any deficiencies that must be corrected prior to the Opening Date.

EXHIBIT C TO SITE SELECTION, CONSTRUCTION MANAGEMENT AND PRE-OPENING SERVICES AGREEMENT

PROJECT SCOPE

The Scope of Work of each Project shall consist of the following:

1.                  Purchasing or leasing the land on which the Project will be located, and demolishing existing structures, removing debris and otherwise preparing the land for the Construction of each Restaurant.

2.                  Preparing the Real Estate Project Cost Budget and the Operating Project Cost Budget prior to the commencement of Construction of each Project.

3.                  Selecting reputable, qualified and first‑class architects, contractors, engineers, designers, decorators and other professionals, specialists, and consultants (including the Fire and Life Safety Consultant) in accordance with Section 6.1 for the design, development and Construction of each Restaurant.

4.                  Obtaining all necessary equity and debt financing for the completion of each Restaurant in accordance with this Agreement (including this Exhibit C).

5.                  Designing, developing and constructing each Restaurant in accordance with the Design Specifications, Management Standard, and Applicable Laws.

6.                  Selecting, purchasing or leasing and installing at each Restaurant all fixtures, furniture, equipment and decorations in accordance with the Design Specifications, Management Standard and Applicable Laws, all of which shall be of such class or grade not less in quality or relative scope than that generally used in other Brand Restaurants.

7.                  Selecting, purchasing or leasing and furnishing all supplies in accordance with the Design Specifications, Management Standard and Applicable Laws.

8.                  Obtaining all necessary Approvals for each Restaurant and all activities to be conducted at each Restaurant, including a certificate of occupancy, to the extent required under Applicable Laws for the use, occupancy and operation of each Restaurant.

9.                  Providing funding for all pre-opening services and marketing to be performed by Manager on behalf of Owner, depositing the initial working capital and complying with all other pre-opening obligations of Owner under the Management Agreement.

10.              Performing all other activities required for each Restaurant to comply with the Design Specifications, Management Standard and Applicable Laws on the Opening Date.

11.              Completing all items on the Deficiency List promptly after the Deficiency List is finalized in accordance with Section 2.5.

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EXHIBIT D TO SITE SELECTION, CONSTRUCTION MANAGEMENT AND PRE-OPENING SERVICES AGREEMENT

INSURANCE

Required Coverages:

Owner or Owner's Contractor shall provide the following insurance (except item 7, which is to be provided by Owner's architect) for each Restaurant:

1.                    Builder's Risk Property - Coverage must be written on an "all risk" or "special risk" form including flood, earthquake, windstorm and terrorism, and cover the value of the completed conversions/Construction on a so-called Builder's Risk Completed Value form (100%). The Builder's Risk must cover Transit, Soft Costs, Building Laws and Ordinances, Demolition and Debris Removal.

2.                    Commercial General Liability - a minimum $1,000,000 per occurrence, $2,000,000 annual aggregate, including the following coverages: (a) Bodily Injury and Property Damage, (d) Product and Completed Operations Liability, (e) Personal Injury and Advertising Injury Liability and (f) Terrorism, if available at commercially reasonable rates.

3.                    Comprehensive Automobile Liability - a minimum $1,000,000 per accident resulting from the use, operation or maintenance of any Automobiles, and a minimum of $1,000,000 for uninsured/underinsured motorist. If Owner/Contractor does not have any Automobiles, the Commercial General Liability policy must be endorsed to cover Non-Owned Automobile Liability.

4.                    Statutory Workers' Compensation - As required by applicable State law.

5.                    Employers Liability - a minimum limit of $1,000,000 each accident.

6.                    Excess/Umbrella Liability - Reasonable or usual and customary limits applicable to projects of similar scope, size and industry risks, applying excess over all of the above-mentioned primary Commercial General, Automobile and Employers liability policies (including Terrorism).

7.                    Architects and Engineers Errors and Omissions Liability - Owner shall cause its architect to maintain a minimum limit of $5,000,000 each claim and in no event for a duration less than the earlier of the term of this Agreement or the term of any statute of limitations pursuant to which an action may be brought based on any error or omission causing damage or loss to the Project.

Terms and Conditions

1.                  All insurers must have a minimum A.M. Best rating of A-VI.

2.                  All policies must provide a 30-day written notice of cancellation or material change to the Owner and Consultant.

3.                  The Commercial General Liability policy must name Consultant and its affiliates as additional insureds.

4.                  The Commercial General Liability and Excess/Umbrella policies must be written on an OCCURRENCE form.

5.                  All liability policies must include Punitive Damages, if available.

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6.                  The Builder's Risk policy shall include the interests of the Owner, Contractor, Consultant and all subcontractors on all tiers of the conversion/Construction of the Project.

7.                  The Builder's Risk policy shall contain an express waiver of subrogation against Consultant and its Affiliates.

8.                  Owner shall comply with all terms and conditions for insurance required by its lender.

9.                  Owner shall have Contractor cause all subcontractors on every tier to maintain appropriate workers' compensation and employer's liability insurance for their respective employees as required by the laws of the jurisdiction in which the Project is to be constructed.

Definitions

All capitalized terms used in this Exhibit D, but not defined in the Management Agreement, shall have the meaning as commonly used in the insurance industry.

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EXHIBIT E TO SITE SELECTION, CONSTRUCTION MANAGEMENT AND PRE-OPENING SERVICES AGREEMENT

FIRE AND LIFE SAFETY CERTIFICATION

Reference is made to that certain Site Selection, Construction Management And Pre-Opening Services Agreement, dated __________ __, 2007 between Zen Partners LLC, a ____________________ limited liability company, as Owner, and Good Times Drive Thru, Inc., a Colorado corporation, as Manager, for the Restaurants, to be known as a "GOOD TIMES Burgers & Frozen Custard® Restaurant" (collectively, the "Project").  Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Site Selection, Construction Management And Pre-Opening Services Agreement.

Owner hereby certifies to Consultant and its Affiliates that:

1.         The Project complies in all respects with the requirements set forth in all Applicable Laws; and

2.         All systems described in or required by Applicable Laws are operational or have been made operational in accordance with the requirements in all Applicable Laws.

                                                            OWNER

                                                            ZEN PARTNERS LLC

                                                            By:

                                                            Name:

                                                            Title:

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